SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 10, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its February and year-to-date preliminary traffic statistics.

The Company flew 8.7 billion revenue passenger miles (RPMs) in February 2017, an increase of 1.1 percent from the 8.6 billion RPMs flown in February 2016. Available seat miles (ASMs) increased 1.2 percent to 11.0 billion in February 2017, compared with February 2016 ASMs of 10.9 billion. The February 2017 load factor was 79.0 percent, which was flat compared with February 2016. Based on these results and current trends, the Company now estimates its first quarter 2017 operating revenue per ASM (RASM) will decline in the two to three percent range, as compared with first quarter 2016. A better-than-expected February trip completion rate and the loss of traffic from the heavy rainfall in California are contributing factors to this revised RASM outlook. In addition, there was unexpected softness in close-in demand in the second half of February that has since rebounded in March. Bookings and unit revenue trends beyond first quarter 2017 remain encouraging.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company's financial outlook and projected results of operations, including specific factors expected to impact the Company’s results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors, and other factors beyond the Company's control, on the Company's business; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company’s dependence on third parties; (vi) the impact of labor matters on the Company's business; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

FEBRUARY
	2017	2016	Change
Revenue passengers carried	8,863,310	8,761,811	1.2%
Enplaned passengers	10,662,845	10,590,896	0.7%
Revenue passenger miles (000s)	8,687,873	8,591,290	1.1%
Available seat miles (000s)	10,997,565	10,870,738	1.2%
Load factor	79.0%	79.0%	-
Average length of haul	980	981	(0.1)%
Trips flown	97,157	97,824	(0.7)%

YEAR-TO-DATE
	2017	2016	Change
Revenue passengers carried	18,245,277	17,658,852	3.3%
Enplaned passengers	21,987,228	21,515,002	2.2%
Revenue passenger miles (000s)	18,040,522	17,533,086	2.9%
Available seat miles (000s)	23,263,003	22,415,415	3.8%
Load factor	77.6%	78.2%	(0.6) pts.
Average length of haul	989	993	(0.4)%
Trips flown	205,594	201,484	2.0%

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